UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/25/2008

Nektar Therapeutics
(Exact name of registrant as specified in its charter)

Commission File Number:  0-24006

Delaware	94-3134940
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

201 Industrial Road, San Carlos, CA 94070
(Address of principal executive offices, including zip code)

(650) 631-3100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On February 25, 2008, the Board of Directors of Nektar Therapeutics (the "Board") and the Organization and Compensation Committee of the Board (the "Committee") approved changes to the compensation of certain of its named executive officers.

    For Howard W. Robin, President and Chief Executive Officer, effective February 1, 2008, the Board increased his 2008 annual performance-based bonus compensation target ("Target Annual Bonus") from 59% to 65% of his base salary and increased the range of his performance-based bonus award from 0-150% to 0-200% to be in line with the 0-200% bonus award range of the other executive officers of Nektar. The actual amount of Mr. Robin's 2008 annual performance bonus will range from 0% to 200% of the Target Annual Bonus based on the Board's assessment of his achievement of a combination of corporate and personal objectives.

    For Nevan C. Elam, Senior Vice President and Head of the Pulmonary Business Unit, effective February 1, 2008, the Committee increased his annual base salary from $376,971 to $393,935. The Committee set his 2008 Target Annual Bonus at 60% of his adjusted base salary and set the range of his bonus award at 0-200%. The actual amount of Mr. Elam's 2008 annual performance bonus will range from 0-200% of the Target Annual Bonus based on the Committee's assessment of his achievement of a combination of corporate and personal objectives.

    For John S. Patton, Co-Founder and Chief Scientific Officer, effective February 1, 2008, the Committee increased his annual base salary from $304,651 to $315,315. The Committee adjusted his second half 2007 Target Annual Bonus to 50% of his 2007 base salary and set his 2008 Target Annual Bonus at 50% of his adjusted base salary and set the range of his bonus award at 0-200%. The actual amount of Mr. Patton's 2008 annual performance bonus will range from 0-200% of the Target Annual Bonus based on the Committee's assessment of his achievement of a combination of corporate and personal objectives.

Item 7.01.    Regulation FD Disclosure

    On February 1, 2007, the Board determined that Nektar's over-all corporate performance rating under the Nektar Discretionary Performance-Based Incentive Compensation Policy ("Bonus Plan") was 145% based on the Board's assessment of Nektar's achievement of the corporate objectives established by the Board on June 7, 2007 (the "2007 Corporate Objectives") and reported on a Form 8-K filed with the Securities and Exchange Commission on June 12, 2007. The 2007 Corporate Objectives were also the objectives established by the Board to assess the annual performance bonus for Mr. Robin.

    On February 25, 2008, the Board awarded Mr. Robin a cash bonus of $601,800 for the 2007 annual performance period, which represented 150% of his 2007 annual performance-based bonus compensation target (the "Target Annual Bonus"), the maximum bonus award under the terms of Mr. Robin's offer letter agreement with Nektar dated January 7, 2007. In addition, on December 21, 2007 and February 25, 2008, Mr. Robin was granted stock options to purchase 700,000 shares (the "December Grant") and 400,000 shares (the "February Grant"), respectively, of Nektar's common stock, pursuant to the terms and conditions of Nektar's 2000 Equity Incentive Plan. The exercise prices of the stock options were set at the respective closing prices of Nektar's common stock on the NASDAQ Global Select Market on the respective grant dates. The shares subject to the December Grant will vest according to a 4-year vesting schedule with 25% of the shares subject to the stock option vesting on the one-year anniversary of the grant date, with the remaining vesting monthly on a pro rata basis over the remaining 3 years. The shares subject to the February Grant will vest according to a 4-year vesting schedule on a monthly pro rata basis. Rather than increase Mr. Robin's base compensation, the Board determined that the compensation adjustments described in Item 5.02(e) and in this Item 7.01 recognized Mr. Robin's 2007 performance and would further link Mr. Robin's compensation to his individual performance and Nektar's long-term performance and further align his incentives with the interests of Nektar's stockholders.

    The information in Item 7.01 of this report shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained herein and in the accompanying exhibit shall not be incorporated by reference into any filing with the Securities and Exchange Commission made by Nektar Therapeutics, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nektar Therapeutics

Date: February 29, 2008	By:	/s/ Gil M. Labrucherie
Gil M. Labrucherie
General Counsel and Secretary